Exhibit 99.1

8i Acquisition 2 Corp. Announces the Separate Trading of its Ordinary Shares, Warrants and Rights, Commencing December 14, 2021

Singapore– December 13, 2021 – 8i Acquisition 2 Corp. (NASDAQ: LAXXU) (the “Company”), a newly organized blank check company incorporated as a British Virgin Islands business company and led by Chief Executive Officer, Meng Dong (James) Tan, today announced that commencing December 14, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s ordinary shares, warrants and rights included in the units.. No fractional rights or warrants will be issued upon separation of the units and only whole rights and warrants will trade. The ordinary shares, warrants and rights that are separated will trade on The Nasdaq Global Market (“NASDAQ”) under the symbols “LAX,” “LAXXW,” and “LAXXR,”. Those units not separated will continue to trade on NASDAQ under the symbol “LAXXU.” Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares, warrants and rights.The units began trading on NASDAQ under the ticker symbol “LAXXU” on November 22, 2021. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About 8i Acquisition 2 Corp.

8i Acquisition 2 Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of 8i Acquisition 2 Corp., including those set forth in the Risk Factors section of 8i Acquisition 2 Corp.’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. 8i Acquisition 2 Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

At the Company:

William Yap, CFA

Chief Financial Officer

Email: ir@8icorp.com

Phone: +65 6788-0388

Investor Relations:

Sherry Zheng

Weitian Group LLC

Email: shunyu.zheng@weitian-ir.com

Phone: +1 718-213-7386